Fasken Martineau DuMoulin LLP	www.fasken.com
Barristers and Solicitors
Patent and Trade-mark Agents
66 Wellington Street West
Suite 4200, Toronto Dominion Bank Tower
Box 20, Toronto-Dominion Centre
Toronto, Ontario, Canada M5K 1N6
416 366 8381 Telephone
416 364 7813 Facsimile

March 31, 2006

Extendicare Inc.
3000 Steeles Avenue East
Suite 700
Markham, ON L3R 9W2

Dear Sirs/Mesdames:

Re:     Extendicare Inc.

We have acted as counsel to Extendicare Inc. (the “Corporation”) in connection with the amendment and restatement of the Corporation’s Amended and Restated Stock Option and Tandem SAR Plan dated December 15, 2005 (the “Plan”). The Plan provides for the issuance of Subordinate Voting Shares of the Corporation (the “Subordinate Voting Shares”) upon the exercise of stock options granted under the Plan. The number of Subordinate Voting Shares that may be issued under the Plan is the aggregate fixed number of Subordinate Voting Shares approved by the shareholders of the Corporation from time to time.

We understand that Foley & Lardner LLP of Milwaukee, Wisconsin, is preparing and filing on behalf of the Corporation a Registration Statement (“Registration Statement”) on Form S-8 to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 3,769,400 Subordinate Voting Shares (the “Registered Shares”) under the Plan. This opinion is being delivered to the Corporation in connection with the filing by Foley & Lardner LLP of the Registration Statement.

In connection with this opinion letter, we have examined: (a) the Plan; (b) the articles and by-laws of the Corporation; (c) resolutions of the directors of the Corporation relating to the Plan and the issuance of securities thereunder; and (d) a certificate of compliance dated February 23, 2006 issued by Industry Canada in respect of the Corporation. We have also examined such statutes and regulations, public records, corporate records, certificates of government officials and other documents, and have made such other searches and investigations and considered such questions of law, as we have considered necessary or appropriate for the purposes of the opinions set forth below.

As a basis for our opinions, we have made the following assumptions:

Vancouver	Calgary	Toronto	Montréal	Québec City	New York	London	Johannesburg

(a)	all signatures on documents submitted to us are genuine, all documents submitted to us as originals are authentic and complete, and all documents submitted to us as copies conform to authentic and complete originals;

(b)	all facts set forth in official public records and certificates and other documents supplied by public officials or otherwise conveyed to us by public officials are complete, true and accurate; and

(c)	all relevant individuals had full legal capacity at all relevant times.

The opinions hereinafter expressed are confined to the laws of the Province of Ontario including the federal laws of Canada applicable therein, as such laws are in effect at the date hereof.

Based upon and subject to the foregoing, we are of the opinion that:

        1.     The Corporation is incorporated or continued under the Canada Business Corporations Act, is not discontinued and has not been dissolved under that Act.

        2.     Upon the exercise of options to purchase Registered Shares from time to time in accordance with the terms of the Plan, the Registered Shares shall be validly issued as fully-paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

This opinion letter is being rendered solely for the purpose referred to above. This opinion letter may not otherwise be quoted, in whole or in part, or referred to or used for any other purpose without our prior written consent.

Yours truly,

/s/ Fasken Martineau DuMoulin LLP